OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C.  20219

_______________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2007
_______________

1ST CENTURY BANK, NATIONAL ASSOCIATION
(Exact name of registrant as specified in its charter)

United States	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

OCC Charter Number: 24442

1875 Century Park East, Suite 1400
Los Angeles, California 90067
(Address of principal executive offices and zip code)

Bank’s telephone number, including area code: 310-270-9500

Item 2.02	Results of Operations and Financial Condition

On May 9, 2007, 1st Century Bank, N.A. (the “Bank”) issued a press release setting forth its first quarter results.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of Securities Exchange Act of 1934, as amended and as adopted by the Office of the Comptroller of the Currency, or otherwise subject to the liabilities under Section 18.  Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Bank under the Securities Act of 1933, as amended and as adopted by the Office of the Comptroller of the Currency.

Item 9.01	Financial Statements and Exhibits.
(a)	Not Applicable.
(b)	Not Applicable.
(c)	The following exhibit is included with this Report:

Exhibits:
99.1	Press Release dated May 9, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended and as adopted by the Office of the Comptroller of the Currency, the Bank has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st Century Bank, National Association

Dated: May 15, 2007	By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Jason P. DiNapoli
Chairman/Chief Executive Officer	President/Chief Operating Officer
Phone: (310) 270-9501	Phone: (310) 270-9505
Fax: (310) 270-9520	Fax: (310) 270-9520

1ST CENTURY BANK, N. A. ANNOUNCES STRONG GROWTH IN CORE DEPOSITS FOR THE 1ST QUARTER ENDED MARCH 31, 2007; THE BANK REPORTS NET INCOME OF $164,000, OR $0.02 PER SHARE.

LOS ANGELES, CA – May 15, 2007 - 1st Century Bank, N.A. (“1st Century”) (OTCBB: FCNA) today announced financial results for the three months ended March 31, 2007.  1st Century posted $164,000 of net income, $0.02 per share, and experienced strong growth in core deposits.

The bank returned to profitability, reporting $164,000 in net income for the three months ended March 31, 2007, compared to a loss of $591,000 for the previous quarter ended December 31, 2006.  Strong growth in non-interest income and an increase in earning assets helped drive the increase in income over the previous quarter.  Net income was $110,000 less than the three months ended March 31, 2006.  This decrease was primarily caused by an increase in professional fees combined with a decline in net interest margin.

“The bank achieved its objective of returning to profitability in the first quarter,” said Chairman and CEO Alan Rothenberg.  “The income and asset growth continue to reflect the hard work and dedication of our team of professionals, as we continue to offer premium service to our target markets.”

The bank reported total assets of $221.7 million at March 31, 2007 compared to $200.8 million at the previous quarter end on December 31, 2006.  This $20.9 million increase in total assets represents a quarterly increase of 10.5%, and an increase of 30.0% over the same period a year earlier. Total deposits for the quarter increased to $165.4 million from $145.1 million at the end of the previous quarter.  This 14.0% growth in deposits was driven primarily by a 22.6% increase in non-interest bearing deposits from $29.9 million at December 31, 2006 to $36.7 million at March 31, 2007.

“I am pleased with our core deposit growth in the first quarter, and we have a solid platform of earnings on which to grow throughout 2007,” said President and Chief Operating Officer Jason DiNapoli. “I am proud of our team as they continue to execute on our vision of becoming the bank of choice for small business, professionals and high net worth individuals in the West Los Angeles area.”

The bank continues to generate growth by executing on its strategy of creating strong relationships with its private and business banking clients.  As the bank completed its third full year of operations, it has executed its business strategy without compromising its credit quality.  1st Century continues to operate without any non-performing assets, charge-offs or delinquent loans.

1st Century is a full service commercial bank headquartered in the Century City area of Los Angeles, California. 1st Century’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. Additional information is available at www.1stcenturybank.com.

Safe Harbor

Certain matters discussed in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to 1st Century’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on 1st Century’s operating results, ability to attract deposit and loan customers and the quality of 1st Century’s earning assets; (2) government regulation; and (3) the other risks set forth in 1st Century’s reports filed with the Office of the Comptroller of the Currency, including its Annual Report on Form 10-K for the year ended December 31, 2006.  1st Century does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.